Exhibit 99

Piper Jaffray Companies 800 Nicollet Mall, Minneapolis, MN 55402-7036
C O N T A C T Pamela Steensland Tel: 612 303-8185 pamela.k.steensland@pjc.com

F O R  I M M E D I A T E  R E L E A S E

Piper Jaffray Appoints New CEO and President

•                  Chad Abraham named chief executive officer of Piper Jaffray

•                  Deb Schoneman appointed as president

•                  Andrew Duff remains chairman of the board

•                  Transition effective January 1, 2018

MINNEAPOLIS, December 5, 2017 —  Piper Jaffray Companies (NYSE: PJC), a leading investment bank and asset management firm, has announced that its board of directors unanimously elected Chad Abraham as chief executive officer and Deb Schoneman as president, effective January 1, 2018. Abraham is currently the firm’s global co-head of investment banking & capital markets and Schoneman is currently the chief financial officer and global head of equities.

Current chairman and chief executive officer Andrew Duff will remain chairman of the Piper Jaffray Companies board and retire as CEO, a position he has held since 2000. During his tenure as CEO, Piper Jaffray increased operating profits and shareholder return by 140% and 250% respectively, established coverage in energy and financial services, and added offices across the U.S. and globally.

“It has been a privilege to lead Piper Jaffray for 17 years and to be part of the evolution of this firm,” said Duff.  “Chad and Deb have a track record that speaks for itself and they inherently understand our business, culture and values. They have successfully partnered together as leaders of this firm for more than a decade. I look forward to ensuring a smooth transition and am incredibly excited to watch them lead Piper Jaffray into our next era of growth.”

“We thank Andrew for his exceptional contributions over the course of his 37-year career at Piper Jaffray. Our firm has made tremendous strides under his leadership,” said Abraham. “Today, our business continues to gain share in the market and the quality of our people and our platform is unmatched. I am honored to lead this firm alongside Deb.”

Schoneman added, “Andrew’s leadership and vision have been critical in guiding the company to our strong position in the market today. He has built a thriving foundation that will enable us to continue to win. With our talented team and differentiated franchise, there is tremendous potential within reach. It could not be a more exciting time for Piper Jaffray.”

Abraham joined Piper Jaffray in 1991 as an investment banking analyst. He spent the next 13 years on the West Coast as a banker in the company’s technology investment banking group. He was promoted to managing director and head of technology investment banking in 1999. In 2005, he was promoted to head of capital markets and in 2010, he became the global co-head of investment banking and capital markets. Under the leadership of Abraham and co-head Scott LaRue, the firm’s investment banking division grew revenues from approximately $150 million to more than $500 million. They established coverage in energy and financial services, expanded debt capital markets capabilities and added key offices and personnel. Abraham serves on the board of trustees of the Nature Conservancy Minnesota, South Dakota and North Dakota chapter and the board of trustees of The Blake School. He graduated from Northwestern University with a bachelor’s degree in economics and political science.

Schoneman, who joined Piper Jaffray in 1990, has held various senior management positions, including finance director of both equity and fixed income capital markets, as well as treasurer. Schoneman was named chief financial officer in 2008, overseeing the firm’s financial health through the 2008 financial crisis and leading it to its strong position today. In 2014, the Minneapolis-St. Paul Business Journal honored Schoneman’s success by naming her CFO of the Year. Credited for her financial rigor and focus on efficiency, she was instrumental in helping triple the stock price from its post-crisis low. Schoneman is on the board of directors of Allina Health, serving as chair of the finance committee and a member of its audit committee. She is also on the board of BestPrep, a nonprofit organization focused on business, career and financial literacy skills, having served as chair for two years. Schoneman earned a bachelor’s degree in finance from Minnesota State University Mankato and a Master of Business Administration degree from the University of St. Thomas.

As previously announced, Tim Carter will assume the chief financial officer position from Schoneman.

President and chief operating officer Stuart C. Harvey, Jr. has voluntarily decided to resign from his employment at Piper Jaffray effective December 31, 2017. Piper Jaffray and Harvey have mutually determined that they have different approaches to strategy and leadership.  We thank Harvey for his hard work and dedication this year.  Harvey contributed significantly to making 2017 a year of exceptionally strong performance for the company.

About Piper Jaffray

Piper Jaffray Companies (NYSE: PJC) is a leading investment bank and asset management firm. Securities brokerage and investment banking services are offered in the U.S. through Piper Jaffray & Co., member SIPC and FINRA; in Europe through Piper Jaffray Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Jaffray Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through five separate investment advisory affiliates—U.S. Securities and Exchange Commission (SEC) registered Advisory Research, Inc., Piper Jaffray Investment Management LLC, PJC Capital Partners LLC and Piper Jaffray & Co., and Guernsey-based Parallel General Partners Limited, authorized and regulated by the Guernsey Financial Services Commission.

© 2017 Piper Jaffray Companies. 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7036

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